Exhibit 20.1


                         BIVERONI BATSCHELET PARTNERS AG


                  FINANCIAL STATEMENTS AS OF DECEMBER 31, 1998


                                 IN SWISS FRANCS




                                      INDEX




                                                                      Page
                                                                ---------------

Report of Independent Auditors                                        F-2

Balance Sheets                                                     F-3 - F-4

Statements of Operations                                              F-5

Statements of Changes in Shareholders' Equity                         F-6

Statements of Cash Flows                                              F-7

Notes to Financial Statements                                      F-8 - F-17




                              - - - - - - - - - - -

ERNST & YOUNG
KOST FORER & GABBAY




                         REPORT OF INDEPENDENT AUDITORS

                             To the shareholders of

                         BIVERONI BATSCHELET PARTNERS AG



         We have audited the accompanying balance sheet of Biveroni Batschelet Partners AG as of December 31, 1998, and the related statements of operations, changes in shareholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.


         We conducted our audit in accordance with generally accepted auditing standards in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance as to whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.


         In our opinion, the financial statements referred to above, present fairly, in all material respects, the financial position of Biveroni Batschelet Partners AG as of December 31, 1998, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles in the United States.






Tel-Aviv, Israel                                    KOST FORER & GABBAY
June 30, 1999                            A Member of Ernst & Young International

                                                                                           BIVERONI BATSCHELET PARTNERS AG
BALANCE SHEETS
--------------------------------------------------------------------------------------------------------------------------
(CHF in thousands)
                                                                                    December 31,           March 31,
                                                                                        1998                 1999
                                                                                  ------------------    ----------------
                                                                                       Audited             Unaudited
                                                                                  ------------------    ----------------
     ASSETS

CURRENT ASSETS:
Cash and cash equivalents                                                                 988                 2,390
Marketable securities (Note 2d)                                                           344                 1,391
Inventories                                                                                25                    15
Loan to shareholders (Note 3)                                                             500                   500
Trade receivables (net of allowance - $ 65 in December 31, 1998)                          782                   699
Unbilled receivables                                                                      221                   238
Deferred income taxes (Note 8d)                                                           370                    53
Other accounts receivable (Note 4)                                                        119                   280
                                                                                  ------------------    ----------------

Total current assets                                                                    3,349                 5,566
                                                                                  ------------------    ----------------

FIXED ASSETS, NET (Note 5)                                                                950                 1,048
                                                                                  ------------------    ----------------

                                                                                        4,299                 6,614
                                                                                  ==================    ================



The accompanying notes are an integral part of the financial statements.

                                                                                           BIVERONI BATSCHELET PARTNERS AG
BALANCE SHEETS
--------------------------------------------------------------------------------------------------------------------------
(CHF in thousands)


                                                                                    December 31,           March 31,
                                                                                        1998                 1999
                                                                                  ------------------    ----------------
                                                                                       Audited             Unaudited
                                                                                  ------------------    ----------------
     LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Trade payables                                                                            334                   180
Deferred revenues                                                                       1,679                 3,760
Other payables and accrued expenses (Note 6)                                            1,980                 1,409
Dividend declared                                                                           -                    80
                                                                                  ------------------    ----------------

Total current liabilities                                                               3,993                 5,429
                                                                                  ------------------    ----------------

LONG-TERM LIABILITIES:
Deferred tax liabilities (Note 8d)                                                         71                    61
                                                                                  ------------------    ----------------

SHARHOLDERS' EQUITY (Note 7):
Ordinary shares                                                                           800                   800
Appropriated retained earnings                                                            149                   169
Non-appropriated retained earnings (accumulated deficit)                                 (714)                  155
                                                                                  ------------------    ----------------

Total shareholders' equity                                                                235                 1,124
                                                                                  ------------------    ----------------

                                                                                        4,299                 6,614
                                                                                  ==================    ================




The accompanying notes are an integral part of the financial statements.

                                                                                           BIVERONI BATSCHELET PARTNERS AG
STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------------------------------------------------
(CHF in thousands, except per share data)


                                                                                                Three months ended
                                                                    Year ended                        March 31,
                                                                    December 31,       -------------------------------------
                                                                       1998                 1998                 1999
                                                                 -----------------     ----------------     ----------------
                                                                     Audited                        Unaudited
                                                                 -----------------     -------------------------------------
Revenues:
   Software licensing fees                                               2,250                 484                1,943
   Maintenance and service fees                                          3,784                 747                1,275
   Hardware sales                                                          641                 137                   52
                                                                 -----------------     ----------------     ----------------

Total revenues                                                           6,675               1,368                3,270
                                                                 -----------------     ----------------     ----------------

Cost of revenues:
   Software licensing costs                                                184                  16                  173
   Maintenance and service costs                                         1,603                 249                  517
   Hardware costs                                                          531                 106                   45
                                                                 -----------------     ----------------     ----------------

Total cost of revenues                                                   2,318                 371                  735
                                                                 -----------------     ----------------     ----------------

Gross profit                                                             4,357                 997                2,535
                                                                 -----------------     ----------------     ----------------

Operating expenses:
   Software development                                                  2,267                 429                  582
   Selling and marketing                                                   882                 158                  320
   General and administrative                                            1,476                 258                  291
                                                                 -----------------     ----------------     ----------------

Total operating expenses                                                 4,625                 845                1,193
                                                                 -----------------     ----------------     ----------------

Operating income (loss)                                                   (268)                152                1,342
Financial expenses, net (Note 9c)                                          (40)                  -                  (15)
Other income (expenses), net                                                 7                   -                   (2)
Income taxes (benefit) (Note 8b)                                           (38)                (21)                 356
                                                                 -----------------     ----------------     ----------------

Net income (loss) for the period                                          (263)                173                  969
                                                                 =================     ================     ================

Basic earnings (loss) per share                                         (0.33)                0.22                 1.21
                                                                 =================     ================     ================

Diluted earnings (loss) per share                                       (0.33)                0.22                 1.21
                                                                 =================     ================     ================



The accompanying notes are an integral part of the financial statements.

                                                                                           BIVERONI BATSCHELET PARTNERS AG

STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
--------------------------------------------------------------------------------------------------------------------------
(CHF in thousands)


                                                                                        Non-appropriated
                                                                     Appropriated      retained earnings          Total
                                            Ordinary shares            retained           (accumulated        shareholders'
                                         Shares         Amount         earnings             deficit)             equity
                                      --------------  ------------  ----------------  ---------------------  ----------------
                                                                             Audited
                                      ---------------------------------------------------------------------------------------
Balance as of January 1, 1998               800             800            141                  (403)                538

  Dividend paid                               -               -                                  (40)                (40)
  Appropriated retained earnings              -               -              8                    (8)                  -
  Loss for the year                           -               -                                 (263)               (263)
                                      --------------  ------------  ----------------  ---------------------  ----------------

Balance as of
  December 31, 1998                         800             800            149                  (714)                235
                                      ==============  ============  ================  =====================  ================


                                                                            Unaudited
                                      ---------------------------------------------------------------------------------------

Balance as of January, 1, 1999              800             800            149                  (714)                235

  Dividend declared                           -               -              -                   (80)                (80)
  Appropriated retained earnings              -               -             20                   (20)                  -
  Net income for the period                   -               -              -                   969                 969
                                      --------------  ------------  ----------------  ---------------------  ----------------

Balance as of March 31, 1999                800             800            169                   155               1,124
                                      ==============  ============  ================  =====================  ================




The accompanying notes are an integral part of the financial statements.

                                                                                           BIVERONI BATSCHELET PARTNERS AG
STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------------------------------------------------
(CHF in thousands)
                                                                                                Three months ended
                                                                    Year ended                        March 31,
                                                                   December 31,        -------------------------------------
                                                                       1998                 1998                 1999
                                                                 -----------------     ----------------     ----------------
                                                                     Audited                        Unaudited
                                                                 -----------------     -------------------------------------
Cash flows from operating activities:
Net income (loss) for the period                                        (263)                  173                  969
Adjustments to reconcile net income (loss) to net
   cash provided by operating activities:
   Depreciation                                                          399                    76                  122
   Deferred taxes, net                                                  (112)                  (49)                 307
   Marketable securities                                                (344)                    -               (1,047)
   Capital loss (gain) on sale of fixed assets                             7                     -                    -
   Decrease (increase) in inventories                                    (25)                    -                   10
   Increase in trade receivables and unbilled
     receivables                                                        (682)                 (106)                  66
   Decrease (increase) in other accounts receivable                      (56)                 (111)                (161)
   Increase (decrease) in trade payables                                  29                  (165)                (154)
   Increase (decrease) in other payables and
     accrued expenses                                                    839                   108                 (571)
   Increase in deferred revenues                                       1,592                 2,015                2,081
                                                                 -----------------     ----------------     ----------------

Net cash provided by operating activities                              1,384                 1,941                1,622
                                                                 -----------------     ----------------     ----------------

Cash flows from investing activities:
Loan to shareholders                                                    (353)                    -                    -
Purchase of fixed assets                                                (569)                 (147)                (220)
Proceeds from sale of fixed assets                                        10                    10                    -
                                                                 -----------------     ----------------     ----------------

Net cash used in investing activities                                   (912)                 (137)                (220)
                                                                 -----------------     ----------------     ----------------

Cash flows from financing activities:
Dividend paid                                                            (40)                    -                    -
                                                                 -----------------     ----------------     ----------------

Net cash used in financing activities                                    (40)                    -                    -
                                                                 -----------------     ----------------     ----------------

Increase in cash and cash equivalents                                    432                 1,804                1,402
Cash and cash equivalents at the beginning
   of the period                                                         556                   556                  988
                                                                 -----------------     ----------------     ----------------

Cash and cash equivalents at the end of the period                       988                 2,360                2,390
                                                                 =================     ================     ================

Supplemental disclosure of cash flows activities:
Cash paid during the period for:

   Income taxes                                                           27                    19                    5
                                                                 =================     ================     ================


The accompanying notes are an integral part of the financial statements.

                                                 BIVERONI BATSCHELET PARTNERS AG
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
(CHF in thousands)

NOTE 1:-      GENERAL

              Biveroni Batschelet Partners AG was incorporated in Switzerland in 1984, and commenced operations at approximately that time. Biveroni Batschelet Partners AG ("the Company") designs, develops, markets, supports and operates systems for automatic processing and transmitting of data in the finance industry.


NOTE 2:-      SIGNIFICANT ACCOUNTING POLICIES

              The financial statements have been prepared in accordance with generally accepted accounting principles in the United States.

              a.     Use of estimates:

                     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

              b.     Financial statements in Swiss francs:

                     The Company's sales are made in Swiss francs. In addition, all of the Company's costs are incurred in Swiss francs. Since the Swiss franc is the primary currency in the economic environment in which the Company operates, the Swiss franc is its functional currency and, accordingly, monetary accounts maintained in currencies other than the Swiss franc are remeasured using the foreign exchange rate at the balance sheet date. Operational accounts and non-monetary balance sheet accounts are measured and recorded at the rate in effect at the date of the transaction.

              c.     Cash equivalents:

                     Cash equivalents are short-term, highly liquid investments that are readily convertible to cash, and purchased with maturities of three months or less.

              d.     Marketable securities:

                     The Company accounts for its investments using Statement of Financial Accounting Standards No. 115 ("SFAS 115"), "Accounting for Certain Investments in Debt and Equity Securities". This standard requires that certain debt and equity securities be adjusted to market value at the end of each accounting period. Unrealized market value gains and losses are charged to earnings, if the securities are traded for short-term profit. Otherwise, such unrealized gains and losses are charged or credited to a separate component of shareholders' equity.

                     As of December 31, 1998, all securities covered by SFAS 115 were designated as trading securities. Accordingly, these securities are carried at fair value, based upon the quoted market price of those investments. Net realized and unrealized gains and losses on these securities are included in financial expenses.

                                                 BIVERONI BATSCHELET PARTNERS AG
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
(CHF in thousands)


              e.     Exchange rates:

                     Data concerning the CHF/U.S. dollar exchange rate are presented below:

                                                             Exchange rate
                                                                of CHF
                                                           ------------------

                    At the end of the year:
                    1997                                          1.4554
                    1998                                          1.37

                    Rate of change during the year               (5.87%)


              f.     Trade receivables:

                     Trade receivables include amounts billed to clients and various amounts due from transactions arising in the ordinary course of business. Management periodically evaluates the collectibility of these receivables and adjusts the allowance for doubtful accounts to reflect the amounts estimated to be uncollectible.

              g.     Fixed assets:

                     Fixed assets are stated at cost. Depreciation is calculated by the straight-line method over the estimated useful lives of the assets, at the following annual depreciation rates:

                                                                  %
                                                     ---------------------------

                    Office furniture and equipment              6 - 15
                    Computers and software                        33
                    Leasehold improvements            Over the term of the lease

              h.     Deferred taxes:

                     The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards (SFAS) 109, "Accounting for Income Taxes". This Statement prescribes the use of the liability method whereby deferred tax asset and liability account balances are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

                                                 BIVERONI BATSCHELET PARTNERS AG
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
(CHF in thousands)


              i.     Revenue recognition:

                     The Company generates revenues from licensing the rights to use its software products directly to end-users. The Company also generates revenues from sales of professional services, including consulting, implementation, training and maintenance.

                     Revenues from software license agreements are recognized, in accordance with Statement Of Position (SOP) 97-2 "Software Revenue Recognition", upon delivery of the software when collection is probable; all license payments are due within one year, the license fee is otherwise fixed or determinable, vendor-specific evidence exists to allocate the total fee to the elements of the arrangement and persuasive evidence of an arrangement exists.

                     Revenues from software licenses that require significant customization, integration and installation are recognized using contract accounting by the percentage of completion method based on the relationship of actual costs incurred to total estimated costs.

                     Revenues from maintenance and services are recognized over the life of the maintenance agreement or at the time that services are rendered.

                     Revenues from hardware sales are recognized upon shipment.

              j.     Software development:

                     Software development costs incurred in the process of developing product improvements or new products, are charged to expenses as incurred.

                     SFAS No. 86 "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed" requires capitalization of certain software development costs subsequent to the establishment of technological feasibility.

                     Based on the Company's product development process, technological feasibility is established upon completion of a working model. Costs incurred by the Company between completion of the working model and the point at which the product is ready for general release have been insignificant. Therefore, all research and development costs have been expensed.

              k.     Concentration of credit risks:

                     SFAS No.105, "Disclosure of Information About Financial Instruments with Off-Balance-sheet Risk and Financial Instruments with Concentrations of Credit Risk", requires disclosure of any significant off-balance sheet and credit risk concentrations. The Company has no significant off-balance sheet concentration of credit risk, such as foreign exchange contracts, option contracts or other foreign hedging arrangements.

                                                 BIVERONI BATSCHELET PARTNERS AG
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
(CHF in thousands)


                     Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash equivalents, marketable securities and accounts receivable. The Company's cash and cash equivalents and short-term bank deposits are invested in deposits with major banks in Switzerland. Management believes that the financial institutions holding the Company's investments are financially sound, and accordingly, minimal credit risk exists with respect to these investments. The Company's accounts receivable are derived from sales to customers located mainly in Switzerland. The Company generally does not require collateral; however, in certain circumstances, the Company may require letters of credit, other collateral or additional guarantees. The Company performs ongoing credit evaluations of its customers and to date has not experienced any material losses.

                     The Company's marketable securities include investments in debentures of several corporations. Management believes that those corporations are financially sound, the portfolio is well diversified, and accordingly, minimal credit risk exists with respect to said marketable securities.

              l.     Earnings (loss) per share:

                     The Company has adopted the provisions of Statement of Financial Accounting Standards No. 128, "Earnings per Share", (Statement 128) which requires the presentation of basic and diluted earnings per share. Basic earnings per share excludes dilution and is computed by dividing income available to holders of Ordinary shares by the weighted average number of Ordinary shares outstanding for the period. The Company does not have any dilutive potential Ordinary shares.

              m.     Fair value of financial instruments:

                     The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

                     Cash and cash equivalents and short-term bank deposits - The carrying amounts of these items approximate their fair value due to the short-term maturity of such instruments.

                     Marketable securities - The fair value of marketable securities is based on quoted prices.

                                                 BIVERONI BATSCHELET PARTNERS AG
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
(CHF in thousands)


              n.     Comprehensive income:

                     As of January 1, 1998, the Company adopted FASB Statement 130, "Reporting Comprehensive Income". Statement 130 establishes new rules for the reporting and display of comprehensive income and its components. The adoption of this Statement had no impact on the Company's net income or shareholders' equity for the year ended December 31, 1998 or the three month periods ended March 31, 1998 and 1999.

              o.     Interim financial statements:

                     In the opinion of management, the unaudited financial statements as of March 31, 1999, and for the three month periods ended March 31, 1998, and March 31, 1999 have been prepared in accordance with generally accepted accounting principles for interim financial information and on the same basis as the audited financial statements and include all significant adjustments, consisting only of normal recurring adjustments that are necessary for the fair presentation of the results of the interim periods. The data disclosed in these notes to the combined financial statements for these periods are also unaudited. Operating results from the interim periods are not necessarily indicative of the results that may be expected for the entire year.


NOTE 3:-      LOAN TO SHAREHOLDERS

              The loan was extended to two shareholders who own 45.75% and 8% of the Company's shares, respectively. The loan is in Swiss francs and bears interest of 2% being paid at the end of each month.


NOTE 4:-      OTHER RECEIVABLES

                                                December 31,
                                                    1998
                                              ------------------

             Employees                                 88
             Customer advances                          6
             Government authorities                     2
             Other                                     23
                                              ------------------

                                                      119
                                              ==================

                                                 BIVERONI BATSCHELET PARTNERS AG
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
(CHF in thousands)


NOTE 5:-      FIXED ASSETS

                                                         December 31,
                                                             1998
                                                       ------------------

             Cost:
                Office furniture                               243
                Computers and software                       1,620
                Equipment                                       32
                                                       ------------------

                                                             1,895
                                                       ------------------

             Accumulated depreciation:
                Office furniture                               108
                Computers and software                         820
                Equipment                                       17
                                                       ------------------

                                                               945
                                                       ------------------

             Depreciated cost                                  950
                                                       ==================

              Depreciation expenses for the year
              ended December 31, 1998 are $399.


NOTE 6:-      OTHER PAYABLES AND ACCRUED EXPENSES

             Employees and payroll accruals                  1,317
             Accrued vacation and employee benefits            384
             Accrued expenses                                   89
             Government authorities                             69
             Income tax payable                                 72
             Others                                             49
                                                       ------------------

                                                             1,980
                                                       ==================

                                                 BIVERONI BATSCHELET PARTNERS AG
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
(CHF in thousands)


NOTE 7:-      SHARE CAPITAL

              a.     Composition of share capital:

                                                 December 31, 1998
                                        -------------------------------------
                                                               Issued and
                                          Authorized           outstanding
                                        ----------------     ----------------
                                                  Number of shares
                                        -------------------------------------

         Shares of CHF 1,000 par value:
            Ordinary shares                    800                  800
                                        ================     ================

                     The Ordinary shares confer upon the holders the right to receive notice to participate and vote in general meetings of the Company and the right to receive dividends, if declared.

              b.     Appropriated retained earnings:

                     According to the Swiss Code of Obligation, 5% of the net income shall be allocated to the general reserve, up to 20% of the outstanding share capital.

                     In addition, 10% of the amounts that are distributed as a share of profits, after payment of a dividend of 5%, shall be allocated to the general reserve.

                     To the extent it does not exceed half of the share capital, the general reserve shall only be used to cover losses, or for measures bound to maintain the Company in bad business times to counteract unemployment, or to soften its consequences.

                     As of December 31, 1998, the total general reserve is in the amount of CHF 35. In 1999, the Company increased the general reserve by CHF 9.50.

                     Aside from the abovementioned reserve, as of December 31, 1998, the Company allocated another CHF 114 as an additional reserve. The Company is restricted from withdrawing any portion of this reserve as a dividend. It was management's decision to allocate additional funds to beyond what it is obligated to allocate pursuant to the abovementioned Code.

                                                 BIVERONI BATSCHELET PARTNERS AG
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
(CHF in thousands)


                     c.     Dividends:

                            In the event that cash dividends are declared in the future, such dividends will be paid in CHF, out of the retained earnings.

                            During the year ended December 31, 1998, the Company paid a dividend to its shareholders in the total amount of CHF 40 out of the 1997 net income.

                            In February 1999, the Company declared a further dividend of CHF 80 out of the 1998 net income, to be distributed to its shareholders. The Company paid these dividends in April 1999.


NOTE 8:-      TAXES ON INCOME

              a.     Tax assessments:

                     The Company received final tax assessments up to and including the 1996 tax year.

              b.     Composition of income taxes:

                                                           Year ended
                                                          December 31,
                                                              1998
                                                        ------------------

                    Income taxes (benefit):

                    Current taxes                                74
                    Deferred taxes                             (112)
                                                        ------------------

                    Total                                       (38)
                                                        ==================

                                                 BIVERONI BATSCHELET PARTNERS AG
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
(CHF in thousands)

              c.     Reconciliation of the theoretical tax expenses:

                     A reconciliation between the theoretical income tax, assuming all income is taxed at the statutory rate applicable to income of the Company and the actual income tax as reported in the statement of operations, is as follows:

                                                                                                           Year ended
                                                                                                          December 31,
                                                                                                              1998
                                                                                                        ------------------
                    Pre tax loss                                                                               (301)

                    Statutory tax                                                                                25%
                                                                                                        ==================

                    Theoretical tax benefit                                                                     (75)
                    Tax in respect to prior years                                                                15
                    Items for which deferred taxes were not recognized                                          (13)
                    Expenses not recognized for tax purposes                                                     35
                                                                                                        ------------------

                    Income taxes                                                                                 38
                                                                                                        ==================

              d. The following is a summary of amounts related to deferred income taxes in accordance with statement No. 109 of the
                     FASB:

                                                                                                          December 31,
                                                                                                              1998
                                                                                                        ------------------

                    Deferred tax assets - current:

                    Reserves and allowance                                                                      (50)
                    Deferred revenues                                                                           420
                                                                                                        ------------------

                                                                                                                370
                                                                                                        ==================

                    Deferred tax liabilities - non-current:

                     Depreciation                                                                               (71)
                                                                                                        ==================

NOTE 9: -     SELECTED STATEMENTS OF OPERATIONS DATA

              a.     Summary information about geographical destinations:

                     The Company attributes revenues from external customers on the basis of where the products are sold. All revenues are from sales to customers in Europe.

                                                 BIVERONI BATSCHELET PARTNERS AG
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
(CHF in thousands)


              b. Major customers data by percentage of total revenues:

                                                                 Year ended
                                                                December 31,
                                                                    1998
                                                              ------------------

                    Customer A                                         10%
                                                              ==================


              c. Financial expenses:

                    Financial expenses:
                       Losses from marketable securities, net          44
                       Interest and other                               4
                                                              ------------------

                                                                       48
                                                              ------------------
                    Financial income:
                       Interest and other                               8
                                                              ------------------

                    Financial expenses                                 40
                                                              ==================

NOTE 10:-     SUBSEQUENT EVENTS

              On June 15, 1999, Fundtech Ltd. acquired the Company in consideration of CHF 20,000, out of which 75% is payable in cash and 25% is payable in Fundtech Ordinary shares.




                            - - - - - - - - - - - - -